EXHIBIT 10.3
Tel. +31(0)10 8900 400 info@symbid.co www.symbid.com	Symbid Corp. Marconistraat 16 3029 AK Rotterdam (Nederland)

I.             RIGHT OF FIRST REFUSAL AGREEMENT
Execution version November 15, 2016
I.
Symbid Corp., a public Nevada Corp., incorporated under the laws of the United States, with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3029 AK Rotterdam, the Netherlands ("Symbid Corp.");
II.
Symbid Holding B.V., a private limited liability company, incorporated under the laws of the Netherlands, with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3029 AK Rotterdam, the Netherlands ("Symbid Holding B.V.");
III.
Symbid Coöperatie UA, a private limited liability company, incorporated under the laws of the Netherlands, with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3029 AK Rotterdam, the Netherlands ("Symbid Coöperatie UA");
IV.
Stichting Symbid IP Foundation, a foundation (stichting), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3029 AK Rotterdam, the Netherlands ("Symbid IP Foundation");
V.
Korstiaan Zandvliet, a private individual residing in the Netherlands (Lloydstraat 32C, 3024 EA Rotterdam), currently CEO and President of Symbid Corp (“Zandvliet”);
VI.
Maarten van der Sanden, a private individual residing in the Netherlands (Overtoom 346/3, 1054JG Amsterdam), currently CFO and Treasurer of Symbid Corp (“van der Sanden”);
VII.
Robin Slakhorst, a private individual residing in the Netherlands (Sint-Jobsweg 24K, 3024 EJ Rotterdam), currently CCO and Secretary of Symbid Corp (“Slakhorst”);
A.
NN IP and Symbid Corp. entered into the Subscription Agreement dated September 8, 2015 ("Subscription Agreement"), pursuant to which NN IP has participated for $1,175,000 in a Private Placement Offering of a convertible note;
B.
NN IP and Symbid Corp. signed a Convertible Promissory Note (the “Note”) dated September 8, 2015;
C.
As of November 15, 2016 the Note will be cancelled by NN IP by signing a Note Termination agreement (the “Note Termination Agreement”), as a consequence NN IP will cease to be an investor in Symbid;
D.
In consideration of recital C, NN IP and Symbid related parties have agreed to a Right of First Refusal “ROFR” for any direct or indirect activities of Symbid related parties and any of their current or future group companies in the field of funds activities and mandates for asset management in the Small- and Medium size Enterprises segment (“Asset Management Activities”);
E.
Symbid Holding B.V., Symbid Foundation and NN IP entered into a Change Consent Agreement, dated November 19, 2015 (“CCA”) and parties agreed on an amendment of the CCA.
F.
NN IP and Symbid related parties now wish to specify the conditions of this ROFR and the arrangements made regarding the CCA in this agreement ("Agreement").

1.1
Symbid related parties shall offer to NN IP and shall ensure that any of their current of future holdings, businesses or enterprises (whether by shares or as a partner or otherwise to the extent they have the control to do so) or group companies (within the meaning of Article 2:24b of the Dutch Civil Code (‘Burgerlijk Wetboek’) (such Symbid related parties and such group companies called together the “Symbid Group companies”) shall offer to NN IP:
(i)
The right to exercise the ROFR and participate or cooperate (in any way as further agreed between NN IP and the relevant Symbid Group company) under for NN IP favorable benefits and terms and conditions in Asset Management Activities to be undertaken by (one or more of the) Symbid Group companies.
2.1
The Symbid related parties shall inform NN IP in writing, accompanied by a reasonably detailed business plan, of any (intended) Asset Management Activity to be undertaken by (one or more of the) Symbid Group companies after having developed a material plan to market such (intended) Asset Management Activity, but before costs or expenses are being made to actually market such (intended) Asset Management Activity, but in any case at least sixty (60) days before such (intended) Asset Management Activity is being marketed ("ROFR Notice").
2.2
NN IP shall within fifteen (15) days after receipt of an ROFR Notice inform the Symbid related parties in writing whether or not it has interest in exercising the ROFR.
2.3
In the event NN IP informs the Symbid related parties in writing that it has interest in exercising the ROFR, the Symbid related parties shall forward such notice to the relevant Symbid Group company or companies that wish to undertake the (intended) Asset Management Activity (“Relevant Symbid Party”), and NN IP and the Relevant Symbid Group Party shall hold a meeting as soon as possible after the notice by NN IP to discuss in more detail any participation or cooperation of NN IP pursuant to the ROFR, after which NN IP and the Relevant Symbid Party shall negotiate in good faith and by observing reasonableness and fairness towards each other, taking into account recital C, with respect to any participation or cooperation of NN IP (if any).
2.4
In the event NN IP informs the Symbid related parties in writing that it does not exercise the ROFR, the Relevant Symbid Party can continue with the planned Asset Management Activity without having any liability towards NN IP, provided that the business plan that is sent to NN IP pursuant to article 2.1 has not changed and the (intended) Asset Management Activity shall be undertaken and marketed substantially in a way as disclosed to NN IP. For the avoidance of doubt, this Agreement (and the ROFR) shall remain in full force and effect with respect to any other for any future partnership with a third party as described in article 1.1 for the term as described in article 5.1.
2.5
In the event NN IP does not provide a response to the ROFR Notice within the fifteen (15) days term specified in article 2.2, the ROFR shall be deemed not to be exercised. In which case the Relevant Symbid Party can continue with the planned partnership without having any liability towards NN IP, provided that the business plan that is sent to NN IP pursuant to article 2.1 has not changed and the (intended) Asset Management Activity shall be undertaken and marketed substantially in a way as disclosed to NN IP. For the avoidance of doubt, this Agreement (and the ROFR) shall remain in full force and effect with respect to any other for any future partnership with a third party as described in article 1.1. for the term as described in article 5.1.
3.1
The Symbid related parties shall not and shall ensure that the Symbid Group companies shall not disclose, discuss, pitch, negotiate or communicate with any party other than NN IP (i) in the event as described in article 2.3 ultimately until the moment that the negotiations have ended or six (6) months after the negotiations have started (whichever term is longer), unless NN IP and the Relevant Symbid Party have come to an agreement, in which case the exclusivity term pursuant to this article expires on the date of such agreement, or (ii) in the even as described in article 2.4 or article 2.5 ultimately after the fifteen (15) days term specified in article 2.2 has lapsed.
4.1
Parties agreed that the CCA will remain in force after NN IP ceased to be an investor in Symbid Corp. Effective as of the date of signing of the Agreement, clause 4.2 of the CCA shall be amended and replaced by the following clause:
“4.2
This Agreement, and the approval mechanism specified in article 2, shall automatically terminate in the following events:
a)
Bankruptcy of receivership of NN IP;
b)
Bankruptcy of receivership of Symbid Foundation.
c)
Termination of the Right of First Refusal Agreement, dated November 15, 2016.
4.2
Parties agreed and consent in accordance with article 1.1 of the CCA on the following changes:
a)
The IP License Agreement between Symbid Holding B.V. and Stichting Symbid IP Foundation will be amended to a non-exclusive IP License Agreement;
b)
An additional IP License Agreement, identical to the amended non-exclusive IP License Agreement between Symbid Holding B.V. and Stichting Symbid IP Foundation, will be signed between Stichting Symbid IP Foundation and Symbid Coöperatie UA before November 15, 2016.

4.3
All other terms and conditions of the CCA will remain in full force and effect:
5.1
The Agreement is entered into for a term valid until December 31, 2020 as of the date of signature of this Agreement.
5.2
Symbid Corp. will cease to be a party to this Agreement after another legal entity with significantly different business activities has taken control over Symbid Corp.
5.3
This Agreement, and the exercise mechanism specified in article 2, shall automatically terminate in the following event:
a.
Bankruptcy or receivership of NN IP.
6.1
All of the obligations of any of the Symbid related parties under this Agreement shall be joint and several (‘hoofdelijk’) and any of the Symbid related parties shall be jointly and severally liable for any of the other Symbid related parties. For the avoidance of doubt, the Symbid related parties will not be joint and several liable anymore for Symbid Corp. once Symbid Corp, ceases to be a party to this Agreement in accordance with article 5.2 of this Agreement.
Any of Zandvliet, van der Sanden or Slakhorst (each individually a “Natural Person”) shall not be jointly and severally liable to the extent that such Natural Person provides compelling evidence to NN IP that such Natural Person is not or no longer directly or indirectly related or involved in any way (whether by contract or otherwise), including (without limitation) as a shareholder, (supervisory) board member, advisor and/or in any other capacity, (i) to or in any of the Symbid Group companies, including, for the avoidance of doubt, any of the Natural Persons or any of their current or future direct or indirect holdings, businesses or enterprises (whether by shares or as a partner or otherwise), or (ii) to or in any Asset Management Activity of any of the Symbid Group companies, including, for the avoidance of doubt, any of the Natural Persons or any of their current or future direct or indirect holdings, businesses or enterprises (whether by shares or as a partner or otherwise). For the avoidance of doubt, the joint and several liability shall revive if the aforementioned conditions under (i) and/or (ii), as the case may be, have been fulfilled on any given time, but are not or no longer fulfilled on any other given time.
6.2
The rights and obligations of a Party under this Agreement cannot be assigned or transferred except with the prior written approval of the other Party. In derogation of the preceding sentence, NN IP shall always have the right to assign or transfer any of its rights or obligations under this Agreement to any of its group companies without the prior written approval of any other Party.
6.3
Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses in relation to this Agreement.
6.4
This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.
6.5
Any variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of the Parties.
6.6
If a provision of this agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.
6.7
Except as otherwise required by law, applicable regulations or the terms of this Agreement or as mutually agreed upon by the parties hereto, each party shall treat as confidential the terms and conditions of this Agreement.
7.1
Any notices pursuant to this Agreement shall be sent to the following addresses unless and until a Party notifies the other Party in accordance with this Clause 7.1 of another address in the Netherlands.

If to Symbid Foundation:	If to Symbid Holding:
Stichting Symbid IP Foundation	Symbid Holding B.V.
Marconistraat 16	Marconistraat 16
3029 AK Rotterdam	3029 AK Rotterdam
The Netherlands	The Netherlands
Attn: Board of Directors	Attn: Board of Directors

If to Symbid Corp.:	If to Zandvliet:
Symbid Corp.	Korstiaan Zandvliet
Marconistraat 16	Lloydstraat 32C
3029 AK Rotterdam	3024 EA Rotterdam
The Netherlands	The Netherlands
Attn: Board of Directors

If to van der Sanden	If to Slakhorst:
Maarten van der Sanden	Robin Slakhorst
Overtoom 346/3	Sint-Jobsweg 24K
1054 JG Amsterdam	3024 EJ Rotterdam
The Netherlands	The Netherlands

If to NN IP:	If to the Symbid related parties jointly:
NN Investment Partners International Holdings B.V.	Marconistraat 16
Attn: head of Legal & Compliance (HP.A.03.139) Schenkkade 65 2595 AS The Hague	3029AK Rotterdam

8.1
This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.
8.1

--Signature page to follow--

{00177968.1 / 3006.002}

In witness whereof, agreed upon and signed in eight (8) counterparts by
:Symbid Coöperatie UA	Symbid Coöperatie UA
/s/ Maarten Timmerman	/s/ Robin Slakhorst
By: Maarten Timmerman	By: Robin Slakhorst
Position: Board Member	Position: Board Member
Stichting Symbid IP Foundation	Stichting Symbid IP Foundation
/s/ Robin Slakhorst	/s/ Korstiaan Zandvliet
By: Gastropoda Equus B.V.	By: Arena Amnis B.V.
Robin Slakhorst	Korstiaan Zandvliet
Position: President	Position: Treasurer

Symbid Corp.	Korstiaan Zandvliet
/s/ Korstiaan Zandvliet	/s/ Korstiaan Zandvliet
By: Korstiaan Zandvliet	By: Korstiaan Zandvliet
Position: President

Maarten van der Sanden	Robin Slakhorst
/s/ Maarten van der Sanden	/s/ Robin Slakhorst
By: Maarten van der Sanden	By: Robin Slakhorst

{00177968.1 / 3006.002}

Symbid Holding B.V.	NN Investment Partners International Holdings B.V.
/s/ Korstiaan Zandvliet	/s/ (Illegible)
By: Arena Amnis B.V.	By:
Korstiaan Zandvliet
Position: Managing Director	Position:
{00177968.1 / 3006.002}